SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

      INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),
          (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 2)*


                              Torch Offshore, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    891019101
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [x]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 891019101             13G/A                              PAGE 2 OF 7


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     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 John A. Levin & Co., Inc.
                 13-3134273
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)       CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    152,325
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    152,325
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                  152,325
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                  1.2%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                  IA
---------------------------------------------------------------------------



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CUSIP No. 891019101             13G/A                              PAGE 3 OF 7

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 BKF Capital Group, Inc.
                 36-0767530
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    152,325
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    152,325
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 152,325
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                 1.2%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                 HC
-----------------------------------------------------------------------------



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CUSIP No. 891019101              13G/A                              PAGE 4 OF 7

This is Amendment No. 2 to the Schedule 13G of John A. Levin & Co., Inc. and BKF Capital Group, Inc., with respect to the Common Stock, $.01 par value (the "Common Stock"), of Torch Offshore, Inc. (the "Company"). The Schedule 13G is hereby amended and restated in its entirety as follows:

ITEM 1(a).  NAME OF ISSUER:
             Torch Offshore, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             401 Whitney Avenue, Suite 400, Gretna, LA  70056-259

ITEM 2(a).  NAME OF PERSON FILING:
             John A. Levin & Co., Inc.  ("Levin & Co.")
             BKF Capital Group, Inc.    ("BKF")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
             John A. Levin & Co., Inc.         BKF Capital Group, Inc.
             One Rockefeller Plaza             One Rockefeller Plaza
             New York, New York  10020         New York, New York  10020

ITEM 2(c).  CITIZENSHIP:
             Levin & Co. and BKF are each corporations organized under the laws of the State of Delaware.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
             Common Stock, $.01 par value.

ITEM 2(e).  CUSIP NUMBER:
             366651206

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
          (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)



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CUSIP No. 891019101              13G/A                              PAGE 5 OF 7

          (g) [x] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);
          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [ ]

ITEM 4.   OWNERSHIP.
             (a)   Amount Beneficially Owned:
                    152,325

             (b)   Percentage of Class:
                    1.2% (based on the 12,638,990 shares of Common Stock reported to be outstanding as of November 13, 2003, as reflected in the Company's Form 10-K for the fiscal year ended September 30, 2003.)

             (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote:
                       152,325

                 (ii)  shared power to vote or to direct the vote: 0

                 (iii) sole power to dispose or to direct the disposition of:
                       152,325

                 (iv)  shared power to dispose or to direct the disposition of:
                       0

                Levin & Co., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, holds for the accounts of its investment advisory clients, and thereby beneficially owns, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the foregoing shares of Common Stock. BKF is the sole shareholder of Levin Management Co., Inc., a Delaware corporation which is the sole shareholder of Levin & Co. BKF, therefore, may be deemed the beneficial owner of the shares of Common Stock held by Levin & Co.



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                               13G/A                              PAGE 6 OF 7

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          [x] The reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.



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                               13G/A                              PAGE 7 OF 7

ITEM 10. CERTIFICATION. (if filing pursuant to Rule 13d-1(b))
          By signing below, Levin & Co. and BKF certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2004
                                JOHN A. LEVIN & CO., INC.

                                /s/ Norris Nissim
                                ---------------------------
                                Norris Nissim
                                Vice President and General Counsel

                                BKF Capital Group, Inc.

                                /s/ Norris Nissim
                                ---------------------------
                                Norris Nissim
                                Vice President and General Counsel